As filed with the Securities and Exchange Commission on April 14, 2015

Registration No. [            ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
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FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________________________________________________________________
UNITED SECURITY BANCSHARES
(Exact name of registrant as specified in its charter)

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CALIFORNIA	91-2112732
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2126 INYO STREET, FRESNO, CALIFORNIA 93721
(559) 248-4943
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

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UNITED SECURITY BANCSHARES
2015 EQUITY INCENTIVE AWARD PLAN
(Full Title of the Plan)
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Copies of all correspondence to:

Dennis R. Woods
President and Chief Executive Officer
United Security Bancshares
2126 Inyo Street
Fresno, California 93721
(559) 248-4943
(Name, address, including zip code, and telephone
number, including area code, of agent for service)
S. Alan Rosen, Esq. Horgan, Rosen, Beckham & Coren, L.L.P. 23975 Park Sorrento Suite 200 Calabasas, California 91302 (818) 591-2121 (818) 591-3838 Facsimile

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Small reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, No par value	700,000 shares	(1)	$5.27	(2)	$3,685,500	(2)	$429.00

1. This Registration Statement covers, in addition to the number of shares of United Security Bancshares common stock, no par value (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the United Security Bancshares 2015 Equity Incentive Award Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

2. Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h) and 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock, no par value, of United Security Bancshares as reported on the Nasdaq National Market on April 6, 2015.

REOFFER PROSPECTUS

UNITED SECURITY BANCSHARES
700,000 SHARES OF COMMON STOCK, NO PAR VALUE

This Reoffer Prospectus (this “Prospectus”) covers the resale by officers or directors (the “Selling Shareholders”) of United Security Bancshares (the “Company”) of shares of the Company’s common stock, no par value, acquired pursuant to those certain agreements executed by and between the Company and the Selling Shareholders in connection with the United Security Bancshares 2015 Equity Award Incentive Plan (the “Plan”).

The Selling Shareholders may offer shares of the Company’s common stock from time to time to purchasers directly or through underwriters, dealers or agents. Shares of the Company’s common stock may be sold at market prices prevailing at the time of sale or at negotiated prices.

The Company’s common stock is listed on NASDAQ under the symbol “UBFO.” The last sale price for the common stock as so reported was on or about April 9, 2015 and was $5.19 per share. The Company will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders. The address of the principal executive office of the Company is 2126 Inyo Street, Fresno, California 94721, and its telephone number is (559) 248-4943.

SEE "RISK FACTORS" ON PAGE 2 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PURCHASER.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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No dealer, salesman or other person has been authorized to give any information or to make any representation in this Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized by United Security Bancshares or any of the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security in any jurisdiction in which, or to any person to whom, such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any distribution of the securities made under this Prospectus shall under any circumstances which create any implication that there has been no change in the affairs of United Security Bancshares since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.
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The date of this Prospectus is April 14, 2015

UNITED SECURITY BANCSHARES
REOFFER PROSPECTUS

INTRODUCTION

United Security Bancshares (the “Company”) is a California corporation incorporated during March of 2001 and is registered with the Board of Governors of the Federal Reserve System as a bank holding company under the Bank Holding Company Act of 1956, as amended. United Security Bank (the “Bank”) is a wholly-owned bank subsidiary of the Company and was formed in 1987. References to the Company are references to United Security Bancshares (including the Bank). References to the Bank are to United Security Bank. The Company currently has eleven banking branches, which provide financial services in Fresno, Madera, Kern, and Santa Clara counties in the state of California.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the “Commission”). Such reports and other information concerning the Company may be inspected and copied at the Public Reference Room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Electronic filings made through the Electronic Data Gathering, Analysis, and Retrieval (“EDGAR”) system are available through the Commission’s Web site (http://www.sec.gov). Such reports and other information concerning the Company can also be inspected at the offices of the Company at 2126 Inyo Street, Fresno, California 93721.

This Prospectus covers the resale by the Selling Shareholders of shares of the Company’s common stock, no par value, acquired pursuant to those certain stock option agreements, restricted stock award agreements and restricted stock unit award agreements, as applicable, executed by and between the Company and the Selling Shareholders in connection with the United Security Bancshares 2015 Equity Incentive Award Plan (the “Plan”).

This Prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, certain items of which are contained in schedules and exhibits to the registration statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or the document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items and information omitted from this Prospectus but contained in the registration statement may be inspected and copied at the Public Reference Room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Electronic filings made through the EDGAR system are available through the Commission’s Web site (http://www.sec.gov).

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents of the Company which have been filed with the Commission pursuant to applicable statutes are incorporated herein by reference:

(a)The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2014, filed with the Commission on March 17, 2015;

(b)All other reports of the Company filed with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s Annual Report referred to in (a) above; and

(c)The description of the Company’s common stock contained in its Registration Statement on Form S-4, file number 333-58256.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that another statement contained herein or in any other document subsequently filed, which also is incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to the Company’s Executive Offices at 2126 Inyo Street, Fresno, California 93721, (559) 248-4943.

RISK FACTORS

Investing in our common stock involves various risks which are specific to the Company or our industry. Several of these risks and uncertainties are discussed below and elsewhere in this Prospectus.  This listing should not be considered as all-inclusive.  These factors represent risks and uncertainties that could have a material adverse effect on our business, results of operations and financial condition.  Other risks that we do not know about now, or that we do not believe are significant, could negatively impact our business or the trading price of our securities.  In addition to common business risks such as theft, loss of market share and disasters, the Company is subject to special types of risks and uncertainties due to the nature of its business.  These risks and uncertainties include, among others: (1) increases in the competitive pressure in the banking industry; (2) changes in the interest rate environment which may reduce margins and devalue assets; (3) deteriorating general economic conditions, either nationally or regionally, resulting in, among other things, a deterioration in credit quality; (4) changes in the regulatory environment; (5) failure to comply with the regulatory agreements under which the Company is subject; (6)  changes in business conditions and inflation; (7) changes in securities markets; (8) asset/liability matching risks and liquidity risks; (9) potential impairment of goodwill and other intangible assets; (10) loss of key personnel; and (11) operational interruptions including data processing systems failure and fraud. Therefore, the information set forth herein should be carefully considered when evaluating the business prospects of the Company.

Disruptions to our information systems and security breaches could adversely affect our business and reputation.

In the ordinary course of business we rely on electronic communications and information systems to conduct our business and to store sensitive data, including financial information regarding our customers. The integrity of information systems is under significant threat from cyber-attacks by third parties, including through coordinated attacks sponsored by foreign nations and criminal organizations to disrupt business operations and other compromises to data and systems for political or criminal purposes. We employ an in-depth, layered, defensive approach that leverages people, processes and technology to manage and maintain cyber-security controls.

Notwithstanding the strength of our defensive measures, the threat from cyber-attacks is severe, attacks are sophisticated and attackers respond rapidly to changes in defensive measures. Cyber-security risks may also occur with our third-party service providers, and may interfere with their ability to fulfill their contractual obligations to us, with attendant potential for financial loss or liability that could adversely affect our financial condition or results of operations. We offer our customers the ability to bank remotely and provide other technology based products and services, which services include the secure transmission of confidential information over the internet and other remote channels. To the extent that our customers’ systems are not secure or are otherwise compromised, our network could be vulnerable to unauthorized access, malicious software, phishing schemes and other security breaches. To the extent that our activities or the activities of our customers or third-party service providers involve the storage and transmission of confidential information, security breaches and malicious software could expose us to claims, regulatory scrutiny, litigation and other possible liabilities. While, to date, we have not experienced any compromise, data loss or financial losses related to cyber-security attacks, our systems and those of our customers and third-party service providers are under constant threat and we may experience a significant event in the future. We may suffer material financial losses related to these risks in the future or we may be subject to liability for compromises to our customer or third-party service provider systems. Any such losses or liabilities could adversely affect our financial condition or results of operations, and could expose us to reputation risk, the loss of business, increased operational costs, as well as additional regulatory scrutiny, possible litigation, and related financial liability. These risks also include possible business interruption, including the inability to access critical information and systems.

We are operating subject to the terms and conditions of informal agreements entered into with the Federal Reserve Bank of San Francisco and the California Department of Business Oversight.

On March 23, 2010, the Company and the Bank voluntarily entered into a written agreement (the “Agreement”) with the Federal Reserve Bank of San Francisco (the “Federal Reserve” or the “FRB”), and on May 17, 2010 the Bank consented to the issuance of a final order (the “Order”) by the California Department of Financial Institutions (now known as the California Department of Business Oversight) (the “DBO”). The Order and the Agreement were substantially similar in establishing timeframes for the completion of remedial measures identified by the regulators as important to improve our financial soundness.

As a result of the Company’s and the Bank’s improved financial condition and performance, on October 1, 2013, the DBO terminated the Order and on November 19, 2014, the Federal Reserve terminated the Agreement. Both were replaced by informal supervisory agreements that require, among other things, obtaining written approval from the Federal Reserve and the DBO prior to the payment of dividends from the Bank to the Company and obtaining written approval from the Federal Reserve prior to the payment of dividends by the Company or interest on the Company’s junior subordinated debentures.

The informal supervisory agreements also require the maintenance of minimum capital ratios, the continued improvement in asset quality, and periodic progress reports to the regulatory agencies, among other provisions.

Any material failure to comply with any provisions of the informal supervisory agreements could result in more severe enforcement actions by the regulators, including, in some cases, the assessment of civil money penalties, enforcement of the agreements through court proceedings, or in the worst case, placing the Bank into receivership with the FDIC.  If the Bank is placed into FDIC receivership, we would be required to cease operations and you could lose your entire investment.  While we intend to continue to take such actions as may be necessary to enable us to comply with the requirements of the informal supervisory agreements, there can be no assurance that we will continue to be able to comply fully with their provisions, or to do so within the timeframes required, that continued compliance will not be more time consuming or more expensive than anticipated, or that continued efforts to comply will not have adverse effects on our operations and financial condition.  Compliance with the informal supervisory agreements’ provisions as to restrictions on borrowing and growth through branching may restrict the ability of the Bank to grow and may limit the amount of growth and potential future earnings of the Bank.

On a quarterly basis the Federal Reserve and DBO have been approving the payment of dividends by the Bank to the Company sufficient to cover the Company’s separate operating expenses and its interest payments on its junior subordinated debentures and the payment of the quarterly interest payments on the junior subordinated debentures by the Company. If that changes and the Company is not allowed to pay interest on its junior subordinated debentures for 20 consecutive quarters, there will be an event of default and the debenture trustee may bring an action against the Company for nonpayment.

Difficult market conditions and economic trends adversely affected the banking industry and could continue to adversely affect the Company’s business, financial condition, results of operations and cash flows.

The Company has been operating in a challenging and uncertain economic environment, including generally uncertain conditions nationally and locally in its markets. Financial institutions generally and the Company specifically were affected by declines in the real estate market that negatively impacted the credit performance of construction loans, commercial real estate loans, and residential mortgage loans and resulted in significant write-downs of assets by many financial institutions. Concerns over the stability of the financial markets and the economy resulted in decreased lending by financial institutions to their customers and to each other. Although the economy has improved, the Company retains direct exposure to the residential and commercial real estate markets and was affected by those events. Future declines in real estate values, home sales volumes and financial stress on borrowers, including job losses, could have an adverse effect on the Company’s borrowers or their customers, which could adversely affect the Company’s business, financial condition, results of operations and cash flows.

Liquidity risk could impair the Company’s ability to fund operations and jeopardize its financial condition.

Liquidity is essential to the Company’s business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on its liquidity. The Company’s access to funding sources in amounts adequate to finance its activities or on terms which are acceptable to it could be impaired by factors that affect the Company specifically or the financial services industry or economy in general.

The Company’s financial performance is subject to interest rate risk.

The Company’s operations are greatly influenced by general economic conditions and by related monetary and fiscal policies of the federal government. Deposit flows and the funding costs are influenced by interest rates of competing investments and general market rates of interest.  Lending activities are affected by the demand for loans, which in turn is affected by the interest rates at which such financing may be offered and by other factors affecting the availability of funds.

The Company’s performance is substantially dependent on net interest income, which is the difference between the interest income received from interest-earning assets and the interest expense incurred in connection with our interest-bearing liabilities.  To reduce the Company’s exposure to interest rate fluctuations, management seeks to manage the balances of interest sensitive assets and liabilities, and maintain appropriate maturity and repricing parameters for these assets and liabilities.  A mismatch between the amount of rate sensitive assets and rate sensitive liabilities in any time period may expose the Company to interest rate risk. Generally, if rate sensitive assets exceed rate sensitive liabilities, the net interest margin will be positively impacted during a rising rate environment and negatively impacted during a declining rate environment.  When rate sensitive liabilities exceed rate sensitive assets, the net interest margin will generally be positively impacted during a declining rate environment and negatively impacted during a rising rate environment.

Increases in the level of interest rates may reduce the overall level of loans originated by the Company, and, thus, the amount of loan and commitment fees earned, as well as the market value of investment securities and other interest-earning assets.  Moreover, fluctuations in interest rates may also result in disintermediation, which is the flow of funds away from depository institutions into direct investments, such as corporate securities and other investment vehicles which, because of the absence of federal deposit insurance, generally pay higher rates of return than depository institutions.

The deterioration of local economic conditions in the Company’s market area could hurt profitability.

The Company’s operations are located primarily in Fresno, Madera, Kern, and Santa Clara Counties, and are concentrated in Fresno County and surrounding areas.  As a result of this geographic concentration, the Company’s financial results depend largely upon economic conditions in these areas.  The local economy in the Company’s market areas rely heavily on agriculture, real estate, professional and business services, manufacturing, trade and tourism. Declining economic conditions could cause the Company to incur losses associated with higher default rates and decreased collateral values in the loan portfolio.

Concentrations in commercial and industrial loans, real estate-secured commercial loans, and real estate construction loans, may expose the Company to increased lending risks, especially in the event of a recession.

The Company has significant concentrations in commercial real estate and real estate construction loans.  As of December 31, 2014, 33.8% and 30.0% of the Company’s loan portfolio was concentrated in these two categories, respectively. In addition, the Company has many commercial loans to businesses in the construction and real estate industry.  There has been significant volatility in real estate values in the Company’s market area in recent years, and a renewed real estate recession affecting these market areas would likely reduce the security for many of the Company’s loans and adversely affect the ability of many of borrowers to repay loan balances due the Company and require increased provisions to the allowance for loan losses.  Therefore, the Company’s financial condition and results of operations may be adversely affected by a decline in the value of the real estate securing the Company’s loans.

If the Company forecloses on collateral property we may be subject to the increased costs associated with the ownership of real property, resulting in reduced revenues.

The Company has and may continue to foreclose on collateral property to protect its investment and may thereafter own and operate such property, in which case we will be exposed to the risks inherent in the ownership of real estate. The amount that the Company, as a mortgagee, may realize after a default is dependent upon factors outside of the Company’s control, including, but not limited to: (i) general or local economic conditions; (ii) neighborhood values; (iii) interest rates; (iv) real estate tax rates; (v) operating expenses of the mortgaged properties; (vi) environmental remediation liabilities; (vii) ability to obtain and maintain adequate occupancy of the properties; (viii) zoning laws; (ix) governmental rules, regulations and fiscal policies; and (x) acts of God. Certain expenditures associated with the ownership of real estate, principally real estate taxes, insurance, and maintenance costs, may adversely affect the income from the real estate and, as a result, the Company may be required to dispose of the real property at a loss. The foregoing expenditures and costs could adversely affect the Company’s ability to generate revenues, resulting in reduced levels of profitability.

The small- to medium-sized businesses that the Company lends to may have fewer resources to weather a downturn in the economy, which may impair a borrower’s ability to repay a loan to the Company that could materially harm the Company’s operating results.

The Company targets its business development and marketing strategy primarily to serve the banking and financial services needs of small- to medium-sized businesses. These small- to medium-sized businesses frequently have smaller market share than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience significant volatility in operating results. Any one or more of these factors may impair the borrower’s ability to repay a loan. In addition, the success of a small- to medium-sized business often depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business and its ability to repay a loan. Economic downturns and other events that negatively impact the Company’s market areas could cause the Company to incur substantial credit losses that could negatively affect the Company’s results of operations, financial condition and cash flows.

The Company faces strong competition, which may adversely affect its operating results.

In recent years, competition for bank customers, and for the source of deposits and loans for the Company, has greatly intensified. This competition includes:

- larger regional and national banks and other FDIC insured depository institutions in many of the communities the Company serves;

-finance companies, investment banking and brokerage firms, and insurance companies that offer bank-like products;
 -credit unions, which can offer highly competitive rates on loans and deposits because they receive tax advantages not available to commercial banks; and
-technology-based financial institutions including large national and super-regional banks offering on-line deposit, bill payment, and mortgage loan application services.

Some of the financial services organizations with which the Company competes are not subject to the same degree of regulation as is imposed on bank holding companies and federally insured financial institutions.  As a result, these non-bank competitors have certain advantages over the Company in accessing funding and in providing various banking-related services.

By virtue of their larger capital position, regional and national banks have substantially larger lending limits than the Company, and can provide certain services to their customers which the Company is not able to offer directly, such as trust and international services.  Many of these larger banks also operate with greater economies of scale which result in lower operating costs than the Company on a per-unit basis.

Other existing single or multi-branch community banks have marketing strategies similar to United Security Bancshares. These other community banks can open new branches in the communities the Company serves and compete directly for customers who want the high level of service community banks offer. Other community banks also compete for the same management personnel.  Ultimately, competition can drive down the Company’s interest margins and reduce profitability, as well as make it more difficult for the Company to achieve its growth objectives.

The Company may need to raise additional capital in the future and such capital may not be available when needed or at all.

The Company may need to raise additional capital in the future to provide it with sufficient capital resources and liquidity to meet its commitments and business needs. In addition, the Company may elect to raise additional capital to support its business or to finance acquisitions, if any. The Company’s ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, which are outside of the control of the Company, and its financial performance. Moreover, the Company cannot be assured that such capital will be available to it on acceptable terms. Any occurrence that may limit its access to the capital markets may adversely affect the Company’s capital costs and its ability to raise capital and, in turn, its liquidity.

The Company could experience loan losses which exceed the overall allowance for loan losses.

The risk of credit losses on loans and leases varies with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower, and, in the case of collateralized loans, the value and marketability of the collateral.  The Company maintains an allowance for loan losses based upon, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and determinations about the ultimate collectability of the loan portfolio and provides an allowance for losses based upon a percentage of the outstanding balances and for specific loans where their collectability is considered to be questionable.

As of December 31, 2014, the Company’s allowance for loan losses was approximately $10.8 million representing 2.35% of net outstanding loans. Although management believes that the allowance is adequate, there can be no absolute assurance that it will be sufficient to cover future loan losses given the current level of classified loans. Although the Company uses the information available to it to make determinations with respect to the adequacy of the allowance for loan losses, future adjustments may be necessary if economic conditions change substantially from the assumptions used or if negative developments occur with respect to non-performing or performing loans. If management’s assumptions or conclusions prove to be incorrect and the allowance for loan losses is not adequate to absorb future losses, the Company’s earnings, and potentially its capital, could be significantly and adversely impacted.

The Company is subject to other-than-temporary impairment risk.
The Company recognizes an impairment charge when the decline in the fair value of equity, debt securities and cost-method investments below their cost basis are judged to be other-than-temporary. Significant judgment is used to identify events or circumstances that would likely have a significant adverse effect on the future use of the investment. The Company considers various factors in determining whether an impairment is other-than-temporary, including the severity and duration of the impairment, forecasted recovery, the financial condition and near-term prospects of the investee, and our ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value. Information about unrealized gains and losses is subject to changing conditions. The values of securities with unrealized gains and losses will fluctuate, as will the values of securities that we identify as potentially distressed. Our current evaluation of other-than-temporary impairments reflects our intent to hold securities for a reasonable period of time sufficient for a forecasted recovery of fair value. However, our intent to hold certain of these securities may change in future periods as a result of facts and circumstances impacting a specific security. If our intent to hold a security with an unrealized loss changes, and we do not expect the security to fully recover prior to the expected time of disposition, we will write down the security to its fair value in the period that our intent to hold the security changes.

The process of evaluating the potential impairment of goodwill and other intangibles is highly subjective and requires significant judgment. The Company estimates its expected future cash flows from its various businesses and determines the carrying value of these businesses.  The Company exercises judgment in assigning and allocating certain assets and liabilities to these businesses. The Company then compares the carrying value, including goodwill and other intangibles, to the discounted future cash flows. If the total of future cash flows is less than the carrying amount of the assets, an impairment loss is recognized based on the excess of the carrying amount over the fair value of the assets. Estimates of the future cash flows associated with the assets are critical to these assessments. Changes in these estimates based on changed economic conditions or business strategies could result in material impairment charges in future periods.

If the goodwill that the Company recorded in connection with a business acquisition becomes impaired, it could require charges to earnings, which would have a negative impact on the Company’s financial condition, results of operations and cash flows.

Goodwill represents the amount of acquisition cost over the fair value of net assets the Company acquired in the purchase of another financial institution. The Company reviews goodwill for impairment at least annually, or more frequently if events or changes in circumstances indicate the carrying value of the asset might be impaired.

The Company determines impairment by comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. Any such adjustments are reflected in the Company’s results of operations in the periods in which they become known. At December 31, 2014, the Company’s goodwill totaled $4.5 million. There can be no assurance that the Company’s future evaluations of goodwill will not result in additional findings of impairment and related write-downs, which may have a material adverse effect on its financial condition, results of operations and cash flows.

The regulatory environment under which the Company operates may have an adverse impact on the banking industry.

The Company is subject to extensive regulatory supervision and oversight from both federal and state authorities. Regulatory oversight of the Company and the Bank is provided by the FRB and the DBO. The implementation of new laws or changes in existing laws, including changes in the interpretations of such laws and related rules and regulations by regulators, courts or others, could have a negative impact on our business. Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied. Parts of our business are also subject to federal and state securities laws and regulations. Significant changes in these laws and regulations could also affect our business. We cannot predict the substance or impact of any change in regulation, whether by regulators or as a result of legislation, or in the way such statutory or regulatory requirements are interpreted or enforced. Compliance with such current and potential regulation and scrutiny may significantly increase our costs, impede the efficiency of our internal business practices, require us to increase our regulatory capital and limit our ability to pursue business opportunities in an efficient manner.

The Company may be exposed to compliance risk resulting from violations or nonconformity with laws, rules, regulations, internal policies and procedures, or ethical standards set forth by regulatory authorities. The Company may also be subject to compliance risk in situations where laws or rules governing certain products or activities of the Company’s customers may be uncertain or untested. Compliance risk exposes the Company to fines, civil money penalties, payment of damages, and the potential voiding of contracts. Compliance risk can result in diminished reputation, reduced franchise value, limited business opportunities, and reduced growth potential.

Our business is also impacted by federal monetary policy, particularly as implemented through the Federal Reserve System. Federal monetary policy significantly affects our credit conditions, primarily through open market operations in United States government securities, the discount rate for member bank borrowing, and bank reserve requirements. Changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System, could have a negative impact on our business and results of operations.

If the Company lost a significant portion of its low-cost core deposits, it would negatively impact profitability.

The Company’s profitability depends in part on its success in attracting and retaining a stable base of low-cost deposits. As of December 31, 2014, noninterest-bearing checking accounts comprised 38.1% of the Company’s deposit base, and interest-bearing checking and money market accounts comprised an additional 13.5% and 23.9%, respectively. The Company considers these deposits to be core deposits. If the Company lost a significant portion of these low-cost deposits, it would negatively impact its profitability and long-term growth objectives. While Management generally does not believe these deposits are sensitive to interest-rate fluctuations, the competition for these deposits in the Company’s market area is strong and if the Company were to lose a significant portion of these low-cost deposits, it would negatively affect business operations.

As a result of the Agreement between the Federal Reserve and the Company, the Bank has reduced its dependence on wholesale funding sources, including brokered deposits, to a level more in-line with peers. As a result, the Company may be limited in its ability to grow assets, and may experience liquidity constraints if unable to effectively replace maturing brokered deposits and other wholesale funding sources.

The holders of the Company’s junior subordinated debentures have rights that are senior to those of the Company’s shareholders.

On July 25, 2007 the Company issued $15.5 million of floating rate junior subordinated debentures in connection with a $15.0 million trust preferred securities issuance by its subsidiary, United Security Bancshares Capital Trust II. The junior subordinated debentures mature in July 2037.

The Company conditionally guarantees payments of the principal and interest on the trust preferred securities. The Company’s junior subordinated debentures are senior to holders of common stock. As a result, the Company must make payments on the junior subordinated debentures (and the related trust preferred securities) before any dividends can be paid on our common stock and, in the event of bankruptcy, dissolution or liquidation, the holders of the debentures must be satisfied before any distributions can be made to the holders of common stock.

The Company relies on dividends from the Bank for most of its operating funds.

United Security Bancshares is a separate and distinct legal entity from its subsidiaries. The Company receives substantially all of its operating funds from dividends from the Bank. These dividends are the sole source of funds to pay the Company’s operating costs and interest on the Company’s junior subordinated debentures. Various federal and/or state laws and regulations limit the amount of dividends that the Bank and certain non-bank subsidiaries may pay to United Security Bancshares. Also, United Security Bancshares’ right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors. The informal supervisory agreements require regulatory approvals for the Bank to pay dividends to the Company and for the Company to pay interest on the junior subordinated debentures. The regulatory agencies have been approving those payments on a quarterly basis; however, no assurances can be given that the Bank and the Company will continue to receive the required approvals.

Possible Control by Certain Persons.

Mr. Dennis Woods, Chairman and CEO of the Company, beneficially owns approximately 7.4% of the outstanding shares of the Company’s common stock, the named executive officers of the Company as a group (excluding Mr. Woods) beneficially own approximately 3.8% of the outstanding shares of the Company’s common stock, and the directors of the Company as a group (excluding Mr. Woods) beneficially own approximately 17.5% of the outstanding shares of the Company’s common stock. Accordingly, these persons may be able to control certain corporate governance or other matters, including the selection of nominees for the board of directors and the supervision of management. The interests of these controlling shareholders may differ from yours. The officers and directors also have the ability to control other matters requiring shareholders’ approval including the election of directors which may result in the entrenchment of management. As a result, these controlling shareholders may cause the defeat of a proposal you support, or cause the approval of a proposal you oppose.

We are subject to capital adequacy standards, and a failure to meet these standards could adversely affect our financial condition.

The Company and the Bank are each subject to capital adequacy and liquidity guidelines and other regulatory requirements specifying minimum amounts and types of capital that must be maintained. From time to time, the regulators implement changes to these regulatory capital adequacy and liquidity guidelines. If we fail to meet these minimum capital and liquidity guidelines and other regulatory requirements, we or our subsidiaries may be restricted in the types of activities we may conduct and may be prohibited from taking certain capital actions, such as paying dividends and repurchasing or redeeming capital securities.

In particular, the capital requirements applicable to the Company and the Bank under recently adopted new capital rules (“New Capital Rules”) are in the process of being phased-in. As a result of the New Capital Rules, we will be required to satisfy additional and more stringent capital adequacy and liquidity standards than we have in the past. Additionally, stress testing requirements may have the effect of requiring us to comply with the requirements of the New Capital Rules, or potentially even greater capital requirements, sooner than expected. While we expect to meet the requirements of the New Capital Rules, inclusive of the capital conservation buffer, as phased in by the FRB, these requirements could have a negative impact on our ability to lend, grow deposit balances, make acquisitions and make capital distributions in the form of dividends or share repurchases. Maintaining higher capital levels could also result in a lower return on equity, which may have a material adverse effect on our business, financial condition and results of operations.

Increases in or required prepayments of FDIC insurance premiums may adversely affect our earnings.

We are generally unable to control the amount of premiums that we are required to pay for FDIC insurance and premiums may be increased or accelerated in the future. Since 2008, higher levels of bank failures dramatically increased resolution costs of the FDIC and depleted the deposit insurance fund. In addition, the FDIC instituted temporary programs, some of which were made permanent by the Dodd-Frank Act, to further insure customer deposits at FDIC-insured banks, which have placed additional stress on the deposit insurance fund.

In order to maintain a strong funding position and restore reserve ratios of the deposit insurance fund, the FDIC increased assessment rates of insured institutions. In addition, on November 12, 2009, the FDIC adopted a rule requiring banks to prepay three years' worth of premiums to replenish the depleted insurance fund.

Historically, the FDIC utilized a risk-based assessment system that imposed insurance premiums based upon a risk matrix that takes into account several components including but not limited to the bank’s capital level and supervisory ratings. Pursuant to the Dodd-Frank Act, the FDIC amended its regulations to base insurance assessments on average consolidated assets less average tangible equity of the insured depository institution during the assessment period.

Any future increases in or required prepayments of FDIC insurance premiums may adversely affect our financial condition or results of operations.

Our ability to maintain, attract and retain customer relationships is highly dependent on our reputation.

Our customers expect us to deliver superior, personalized financial services with the highest standards of ethics, performance, professionalism and compliance. Damage to our reputation could undermine the confidence of our current and potential customers in our ability to provide high-quality financial services. Such damage could also impair the confidence of our counterparties and vendors and ultimately affect our ability to effect transactions. Maintenance of our reputation depends not only on our success in maintaining our service-focused culture and controlling and mitigating the various risks described herein, but also on our success in identifying and appropriately addressing issues that may arise in areas such as potential conflicts of interest, anti-money laundering, customer personal information and privacy issues, customer and other third party fraud, record-keeping, technology-related issues including but not limited to cyber-fraud, regulatory investigations and any litigation that may arise from the failure or perceived failure to comply with legal and regulatory requirements. Defense of our reputation, including through litigation, could result in costs that could have a material adverse effect on our business, financial condition or results of operations.

Our controls and procedures may fail or be circumvented.

We regularly review and update our internal controls, disclosure controls and procedures, compliance monitoring activities and corporate governance policies and procedures. Any system of controls, however well-designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations, reputation and financial condition. In addition, if we identify material weaknesses in our internal control over financial reporting or are required to restate our financial statements, we could be required to implement expensive and time-consuming remedial measures. We could lose investor confidence in the accuracy and completeness of our financial reports and potentially subject us to litigation. Any material weaknesses in our internal control over financial reporting or restatement of our financial statements could have a material adverse effect on our business, results of operations, reputation, and financial condition.

The price of our common stock may be volatile or may decline.

The trading price of our common stock may fluctuate as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations could adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

*	actual or anticipated quarterly fluctuations in our operating results and financial condition;
*	changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts;
*	failure to meet analysts’ revenue or earnings estimates;
*	speculation in the press or investment community;
*	strategic actions by us or our competitors, such as acquisitions or restructurings;
*	fluctuations in the stock price and operating results of our competitors;
*	general market conditions and, in particular, developments related to market conditions for the financial services industry;
*	proposed or adopted regulatory changes or developments;
*	anticipated or pending investigations, proceedings or litigation that involve or affect us; or
*	domestic and international economic factors unrelated to our performance.

The stock market and, in particular, the market for financial institution stocks, has experienced significant volatility during the past several years and the future performance of the stock market is inherently uncertain. As a result, the stock market generally and the market price of our common stock specifically may be volatile. In addition, the trading volume in our common stock may fluctuate more than usual and cause significant price variations to occur. The trading price of the shares of our common stock and the value of our other securities will depend on many factors, which may change from time to time, including, without limitation, our financial condition, performance, creditworthiness and prospects, and future sales of our equity or equity-related securities. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. A significant decline in our stock price could result in substantial losses for individual stockholders and could lead to costly and disruptive securities litigation.

Our common stock is traded on NASDAQ under the symbol “UBFO.” However, there is a limited trading market for our common stock, with an average trading volume for the 30 consecutive trading days prior to April 6, 2015 of approximately 9,233 shares per trading day. There can be no assurance that a more active trading market for our common stock will develop or will be sustained or that a holder of our common stock will have the ability to dispose of shares of our common stock in a liquid market.

The Dodd-Frank Act and related legislation regarding the financial services industry may have a significant adverse effect on our operations.

The Dodd-Frank Act has had and will continue to have, a broad impact on the financial services industry, imposing significant regulatory and compliance changes, increased capital, leverage and liquidity requirements and numerous other requirements designed to improve supervision and oversight of the financial services sector. The federal agencies tasked with implementing the Dodd-Frank Act have engaged in significant rulemaking but a substantial amount of rulemaking remains to be completed. The federal agencies are given significant discretion in drafting the rules and regulations, and, as a result, many of the details and much of the impact of the Dodd-Frank Act may not be known for many months or years.

Many of the provisions of the Dodd-Frank Act, and related legislation and rulemaking, directly affect our business. For example, UDAAP is a wide-ranging regulatory net intended to protect consumers and many areas are subject to intense regulatory scrutiny, from advertising and marketing materials to the order of processing and paying items in a checking account and includes activities by third-party vendors. These and other provisions of the Dodd-Frank Act and any rules adopted to implement those provisions as well as any additional legislative or regulatory changes may impact the profitability of our business activities, may require that we change certain of our business practices, may materially affect our business model or affect retention of key personnel, may require us to raise additional regulatory capital and could expose us to additional costs (including increased compliance costs). We may also be required to invest significant management attention and resources to make any necessary changes and our ability to conduct our business as previously conducted or our results of operations or financial condition may be adversely affected.

Changes in accounting standards or tax legislation could have a negative impact on our business.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. From time to time, the Financial Accounting Standards Board and the Securities and Exchange Commission change the financial accounting and reporting standards that govern the preparation of our financial statements or elected representatives approve changes to tax laws that could affect our corporate taxes. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations.

Our business and financial performance could be adversely affected, directly or indirectly, by disasters, by terrorist activities or by international hostilities.

Neither the occurrence nor the potential impact of disasters, terrorist activities and international hostilities can be predicted. However, these occurrences could impact us directly as a result of damage to our facilities or by preventing us from conducting our business in the ordinary course, or indirectly as a result of their impact on our borrowers, the value of collateral, depositors, other customers, suppliers or other counterparties. We could also suffer adverse consequences to the extent that disasters, terrorist activities or international hostilities affect the financial markets or the economy in general or in any particular region. For example, a significant earthquake could impact us directly by disrupting our business operations or could lead to an increase in delinquencies, bankruptcies or defaults that could result in our experiencing higher levels of nonperforming assets, net charge-offs and provisions for credit losses.

Our ability to mitigate the adverse consequences of such occurrences is in part dependent on the quality of our resiliency planning, and our ability, if any, to anticipate the nature of any such event that occurs. The adverse impact of disasters or terrorist activities or international hostilities also could be increased to the extent that there is a lack of preparedness on the part of national or regional emergency responders or on the part of other organizations and businesses that we deal with, particularly those that we depend upon but have no control over.

REGULATORY CONSIDERATIONS
As a bank holding company under the Bank Holding Company Act, we are regulated, supervised and examined by the Board of Governors of the Federal Reserve System, or Federal Reserve Board. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a Federal Reserve member bank, the Bank is also regulated, supervised and examined by the Federal Reserve Board and the California Department of Business Oversight. As a result of this regulatory framework, our earnings are affected by actions of the Federal Reserve Board and also the Federal Deposit Insurance Corporation, which insures the deposits of the Bank within certain limits.
In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business.
Depository institutions, like the Bank, are also affected by various federal laws, including those relating to consumer protection and similar matters.
We are a legal entity separate and distinct from the Bank. However, our principal source of cash revenues is the payment of dividends from the Bank. There are various legal and regulatory limitations on the extent to which the Bank can finance or otherwise supply funds to us and our other affiliates.
For a more detailed discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to us, please refer to our annual report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this Prospectus.

USE OF PROCEEDS

The Selling Shareholders will receive all of the net proceeds from the sale of the shares of common stock owned by the Selling Shareholders and offered hereby. The Company will receive none of the proceeds of the sale of such shares of common stock.

SELLING SHAREHOLDERS

The Selling Shareholders will be current or future directors and employees of the Company or the Bank (or any of their respective assigns) who may acquire in the future shares of our common stock upon the exercise of stock options, upon the award of restricted stock or pursuant to the settlement of restricted stock award units. The Selling Shareholders may, from time to time, resell all a portion of the shares of our common stock covered by this Prospectus.  The names of the Selling Shareholders and other information concerning the Selling Shareholders will be set forth in an amendment to the registration statement or a supplement to this Prospectus.

PLAN OF DISTRIBUTION

It is anticipated that the Selling Shareholders may sell all or a portion of the shares of common stock from time to time to purchasers directly or through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of the shares of common stock for whom they may act as agent. The Selling Shareholders will be responsible for payment of any and all commissions to brokers, which will be negotiated on an individual basis. The Selling Shareholders and any underwriters, dealers or agents that participate in the distribution of the shares of common stock might be deemed to be underwriters, and any profit on the sale of such shares of common stock by them and any discounts, commissions or concessions received by any such underwriters, dealers, or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of any of the shares of common stock is made, to the extent required, a supplement to this Prospectus will be distributed which will set forth the aggregate principal amount of stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions or other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to dealers.

The shares of common stock may be sold on the Nasdaq National Market or in privately negotiated transactions. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. The Selling Shareholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the shares of common stock by the Selling Shareholders. There is no assurance that the Selling Shareholders will sell any or all the common stock described herein and may transfer, devise or gift such shares by other means not described herein.

LEGAL MATTERS

The validity of the shares offered hereby will be passed on for the Company by Horgan, Rosen, Beckham & Coren, L.L.P., Calabasas, California.

EXPERTS

The consolidated financial statements of the Company appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 have been audited by Moss Adams LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Moss Adams LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of Moss Adams LLP as experts in accounting and auditing.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

* United Security Bancshares will send or give the documents containing the information specified in Part I of this Registration Statement to each participant as specified by Rule 428(b)(1) (17 C.F.R. 230.428(b)(1)). In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, United Security Bancshares is not filing such documents with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act of 1933. These documents and the documents incorporated by reference in this Registration Statement on Form S-8 pursuant to Item 3 of Part II of this Registration Statement on Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated by reference into this Registration Statement on Form S-8 and are made a part hereof:

(a)     The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2014, filed with the Commission on March 17, 2015;

(b)     All other reports of the Company filed with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s Annual Report referred to in (a) above; and

(c)     The description of the Company’s common stock contained in its Registration Statement on Form S-4, file number 333-58256.

In addition, all documents subsequently filed by United Security Bancshares pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.
The Articles of Incorporation and Bylaws of the Company provide for indemnification of agents including directors, officers and employees to the maximum extent allowed by California law including the use of an indemnity agreement. The Company’s Articles further provide for the elimination of director liability for monetary damages to the maximum extent allowed by California law. The indemnification law of the State of California generally allows indemnification of an agent of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal matter, had no reasonable cause to believe the conduct of such person was unlawful. California law, with respect to matters involving the right of a corporation, allows indemnification of an agent of the corporation, if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and its shareholders; provided that there shall be no indemnification for: (i) amounts paid in settling or otherwise disposing of a pending action without court approval; (ii) expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval; (iii) matters in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which the proceeding is or was pending shall determine that such person is entitled to be indemnified; or (iv) other matters specified in the California General Corporation Law.
The Company’s Bylaws provide that the Company shall to the maximum extent permitted by law have the power to indemnify its directors, officers and employees. The Company’s Bylaws also provide that the Company shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not the Company would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of the Company’s Bylaws. Each of the directors and executive officers of the Company has an indemnification agreement with the Company that provides that the Company shall indemnify such person to the full extent authorized by the applicable provisions of California law and further provide advances to pay for any expenses which would be subject to reimbursement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, the Company is not aware of any pending or threatened litigation or proceeding involving its directors, officers, employees or agents in which indemnification would be required or permitted. The Company believes that its Articles of Incorporation and Bylaw provisions and indemnification agreements with its directors are necessary to attract and retain qualified persons as directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	United Security Bancshares 2015 Equity Incentive Award Plan
4.2	Form of Stock Option Agreement
4.3	Form of Restricted Stock Award Agreement
4.4	Form of Restricted Stock Unit Award Agreement
5.1	Legal Opinion of Horgan, Rosen, Beckham & Coren, L.L.P. with respect to the validity of the shares of common stock underlying options registered hereby
23.1	Consent of Horgan, Rosen, Beckham & Coren, L.L.P. (Included in Exhibit 5.1)
23.2	Consent of Moss Adams LLP

Item 9. Undertakings.
(a)        The undersigned Registrant hereby undertakes:
(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)        To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii)        To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, United Security Bancshares certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fresno, State of California, on the 13th day of April, 2015.

UNITED SECURITY BANCSHARES

By:	/s/ Dennis R. Woods__ ___________
Dennis R. Woods
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis R. Woods and S. Alan Rosen, and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ Robert G. Bitter
Robert G. Bitter	Director	April 14, 2015
/S/ Stanley J. Cavalla
Stanley J. Cavalla	Director	April 14, 2015
/S/ Tom Ellithorpe
Tom Ellithorpe	Director	April 14, 2015
/S/ Ronnie D. Miller
Ronnie D. Miller	Director	April 14, 2015
/S/ Robert M. Mochizuki
Robert M. Mochizuki	Director	April 14, 2015
/S/ Ken Newby
Ken Newby	Director	April 14, 2015
/S/ Walter Reinhard
Walter Reinhard	Director	April 14, 2015
/S/ John Terzian
John Terzian	Director	April 14, 2015
/S/ Dennis R. Woods
Dennis R. Woods	Chairman, President and Chief Executive Officer, Director (Principal Executive Officer)	April 14, 2015
/S/ Mike Woolf
Mike Woolf	Director	April 14, 2015
/S/ Bhavneet Gill
Bhavneet Gill	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 14, 2015